UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 24, 2008
Unica Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-51461	04-3174345
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)
Reservoir Place North
170 Tracer Lane
Waltham, Massachusetts 02451-1379
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (781) 839-8000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On November 24, 2008, the Compensation Committee of the Board of Directors of Unica Corporation (the “Company”) approved the Fiscal Year 2009 Executive Incentive Plan (the “2009 Plan”) for Company executive officers and named executive officers (other than the Senior Vice President of Worldwide Sales and the Senior Vice President of Worldwide Professional Services). The 2009 Plan is intended to reward executive officers for significant contributions to the Company’s growth and profitability and for the achievement of pre-established individual performance goals. The target amounts under the 2009 Plan for each of the named executive officers range from 30% to 100% of the named executive officer’s base salary. The total amount available to all eligible executive officers under the 2009 Plan is based on an incentive payment pool that is determined by comparing the fiscal year 2009 operating income actually achieved against a pre-established adjusted operating income goal set by the Compensation Committee during the fiscal year 2009 budget process.
Up to 25% of each participant’s target cash incentive amount is eligible for payout after the Company’s second quarter financial results are finalized and published. The remaining portion of each participant’s target incentive amount is eligible for payout after the Company’s 2009 year-end financial results are finalized and published. The Compensation Committee may adjust or suspend the incentive payment pool at its discretion.
The foregoing description of the 2009 Plan is not complete and is qualified in its entirety by reference to the 2009 Plan, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.
On November 24, 2008, the Compensation Committee of the Board of Directors of the Company approved an incentive compensation plan for Mr. Schnadig our Senior Vice President of Worldwide Sales, pursuant to which Mr. Schnadig may earn up to 75% of his target cash incentive amount based on attainment of certain new bookings goals and professional services revenue for the Company. New bookings refer to an internal measurement primarily related to the contract value of new license agreements recognized by the Company. This portion of Mr. Schnadig’s cash incentive compensation will be paid quarterly. Mr. Schnadig is eligible to earn up to 25% of his target cash incentive based on achievement of pre-established individual performance goals, subject to the Company’s achievement of the adjusted operating income targets contained in the 2009 Plan. This portion of Mr. Schnadig’s cash incentive compensation will be paid annually after the fiscal year end.
On November 24, 2008, the Compensation Committee of the Board of Directors of Company approved cash bonuses for its fiscal year 2008 for its named executive officers as follows:

Name and Position	Amount of Cash Bonus*
Yuchun Lee, Chairman, President and Chief Executive Officer	$140,000
Ralph Goldwasser, Former Senior Vice President and Chief Financial Officer **	$65,625
Eric Schnadig, Senior Vice President of Worldwide Sales	$137,156
John Hogan, Vice President of Engineering	$30,000

*	This represents the aggregate bonus earned by the named executive officer for fiscal 2008. Pursuant to the terms of the Company’s Fiscal Year 2008 Executive Incentive Plan, a portion of this bonus was paid in the second fiscal quarter 2008 as follows: Yuchun Lee, $70,000; Ralph Goldwasser, $32,813 and John Hogan, $15,000. In addition, the aggregate amount shown for Eric Schnadig includes the following quarterly bonuses previously paid to Mr. Schnadig: 1st quarter, $35,158; 2nd quarter, $35,795; 3rd quarter, $37,993; and 4th quarter $62,410.

**	As reported on a current report on Form 8-K filed on July 8, 2008, Ralph Goldwasser resigned from the Company effective August 15, 2008.
Item 9.01. Financial Statements and Exhibits.
(d) 10.1 Fiscal Year 2009 Executive Incentive Plan

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

UNICA CORPORATION
December 1, 2008	By:	/s/ Kevin P. Shone
Kevine P. Shone
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Fiscal Year 2009 Executive Incentive Plan